NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, #105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2017		Phone: 602-944-1500

INNSUITES HOSPITALITY TRUST (IHT) REPORTS INCREASED REVENUES AND IBC CONFERENCE

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, May 4, 2017 - InnSuites Hospitality Trust (NYSE MKT: IHT)

INNSUITES HOSPITALITY TRUST (IHT) REPORTS INCREASED REVENUES AND IBC CONFERENCE

InnSuites Hospitality Trust (“IHT”) reported Total Revenues of $13,216,000 for the 2017 Fiscal Year ended January 31, 2017 (“FY 2017”) compared to Total Revenues of $11,617,000 for the 2016 Fiscal Year ended January 31, 2016 (“FY 2016”), an increase of $1,599,000, or 13.7%.

During the first fiscal quarter ended April 30, 2017, IHT had Room Revenues of $3,755,000 compared with $3,275,000 for the first fiscal quarter ending April 30, 2016, an increase of $480,000 or 14.6%.

The following presentation of Adjusted EBITDA, a non-GAAP measure, is made to assist our investors in evaluating our operating performance. Adjusted EBITDA is defined as earnings before minority interest, interest expense, amortization of loan costs, interest income, income taxes, depreciation and amortization, and non-controlling interests in the Trust. We present Adjusted EBITDA because we believe these measurements (a) more accurately reflect the ongoing performance of our hotel assets and other investments, (b) provide more useful information to investors as indicators of our ability to meet our future debt payments and working capital requirements, and (c) provide an overall evaluation of our financial condition. Adjusted EBITDA does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to (a) GAAP net income or loss as an indication of our financial performance or (b) GAAP cash flows from operating activities as a measure of our liquidity.

A reconciliation of Adjusted EBITDA to net (loss) income attributable to controlling interests for the fiscal years ended January 31, 2017 and 2016 follows:

	Twelve Months Ended January 31,
	2017	2016
Net (loss) income attributable to controlling interests	$(2,191,972)	$432,116
Add back:
Depreciation from Continuing Operations	2,094,401	945,413
Interest expense from Continuing Operations	731,145	730,158
Taxes from Continuing Operations	(227,569)	96,963
Less:
Interest income from Continuing Operations	(1,360)	(14,416)
Adjusted EBITDA	$404,645	$2,190,234

During FY 2016, the Trust sold a hotel resulting in a one-time $2.35 million gain. The Trust received a $228,000 income tax benefit for FY 2017 and incurred $97,000 of income tax expense for FY 2016. Decrease in income tax expense was due to our net loss and decreased sales of ownership interest in our properties.

Our IBC Hotels technology division reported a net loss of $1,190,000 for FY 2017 and a net loss of $288,000 for FY 2016 for both years due in part from expenses due to efforts to continue to accelerate growth in the IBC technology hotel services division, as we continue to make significant sales, marketing and technology investment in this segment.

Excluding one-time hotel gain, income tax effects and our investment in our IBC Hotels technology division, the Trust had a $1,366,000 Adjusted EBITDA for fiscal year 2017 and a $165,000 Adjusted EBITDA for fiscal year 2016, a difference of $1,201,000

The 3rd annual IBC InnDependent Lodging Executive Summit (“ILES”) has officially sold out its exhibitor spots and looks forward to a strong showing at this 2017 independent and boutique hotel conference. Registration is in full-swing at www.iles.vegas and will be held on May 15-17, 2017 at the Hard Rock Las Vegas hotel. This three-day largely independent and soft brand hotel idea exchange will include strong educational sessions focused on the changing hospitality industry, distribution, technology and includes soft brand, indie and alternative lodging segments.

On May 2, 2017, IBC announced an agreement with TrustYou, the world’s largest guest feedback platform, to bring guest feedback management via its platform to IBC members. Through this integration, independent hotels and soft brands using the proprietary IBC hotel management platform will have free access to the TrustYou Stars Lite platform that captures and markets post-stay feedback from guests.

For more information, visit www.ibchospitality.com and www.ivhtravel.com

With the exception of historical information, the matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties such as local, national or international economic and business conditions, including, without limitation, conditions that may, or may not continue to, affect public securities markets generally, the hospitality industry or the markets in which we operate or will operate; fluctuations in hotel occupancy rates; changes in room rental rates that may be charged by InnSuites Hotels in response to market rental rate changes or otherwise; seasonality of our business; our ability to sell any of our Hotels at market value, listed sale price or at all; interest rate fluctuations; changes in, or reinterpretations of, governmental regulations; competition; availability of credit or other financing; our ability to meet, refinance or extend present and future debt service obligations; any changes in our financial condition or operating results due to acquisitions or dispositions of hotel properties; insufficient resources to pursue our current strategy; concentration of our investments in the InnSuites Hotels® brand; loss of membership contracts; the financial condition of franchises, brand membership companies and travel related companies; our ability to develop and maintain positive relations with “Best Western Plus” or “Best Western” and potential future franchises or brands; our ability to carry out our strategy, including our strategy regarding IBC Hotels; the Trust’s ability to remain listed on the NYSE MKT; effectiveness of the Trust’s software program; the need to periodically repair and renovate our Hotels at a cost at or in excess of our standard 4% reserve; our ability to cost effectively integrate any acquisitions with the Trust in a timely manner; increases in the cost of labor, energy, healthcare, insurance and other operating expenses as a result of changed or increased regulation or otherwise; terrorist attacks or other acts of war; outbreaks of communicable diseases attributed to our hotels or impacting the hotel industry in general; natural disasters, including adverse climate changes in the areas where we have or serve hotels; airline strikes; transportation and fuel price increases; adequacy of insurance coverage; data breaches or cybersecurity attacks; loss of key personnel; and other factors. Such uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

Included in this news release is non-GAAP financial reporting information to assist our investors in understanding our financial results, reports and information contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 1, 2017. This additional non-GAAP financial reporting information may or may not be included in past and/or future financial reports or press releases

For more information visit www.innsuitestrust.com or www.sec.gov.